Exhibit 99

MGM MIRAGE Extends the Expiration Date for the Exchange Offer for its 5.875%
Senior Notes due 2014

Las Vegas, Nevada, September 10, 2004 — MGM MIRAGE (NYSE: MGG) announced today that it is extending until 5:00 p.m., New York City time, on September 14, 2004, unless further extended, the expiration date of its offer to exchange $300 million in aggregate principal amount of its 5.875% Senior Notes due 2014 registered under the Securities Act of 1933 for a like principal amount of its unregistered 5.875% Senior Notes due 2014 validly tendered in the exchange offer. MGM MIRAGE does not currently intend to extend the exchange offer beyond such date.

As of 5:00 p.m., New York City time, on September 9, 2004, the original expiration date of the exchange offer, the exchange agent for the exchange offer advised MGM MIRAGE that $293,900,000, or 98.0%, of the unregistered 5.875% Senior Notes due 2014 had been validly tendered. The remaining $6,100,000 of the unregistered 5.875% Senior Notes due 2014 had not been tendered as of that time.

The exchange offer is subject to the terms and conditions set forth in the prospectus, dated August 10, 2004, and the corresponding letter of transmittal distributed in connection with the exchange offer. This announcement amends and supplements such prospectus and letter of transmittal with respect to the matters described above. All other terms and conditions of the exchange offer set forth in such prospectus and letter of transmittal remain in full force and effect.

Anyone who would like to obtain copies of the prospectus and related documents, or with questions regarding the exchange offer, should contact U.S. Bank National Association, the exchange agent for the exchange offer, at (800) 934-6802.